Exhibit 10.3

FIFTH AMENDMENT

TO

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This Amendment, dated as of November 29, 2004, is entered into by (1) THQ INC., a Delaware corporation (the “Borrower”), (2) UNION BANK OF CALIFORNIA, N.A., as sole lender (the “Lender”), and (3) UNION BANK OF CALIFORNIA, N.A., as administrative agent (the “Agent”) for the Lender.

Recitals

A.            The Borrower, the Lender and Union Bank of California, N.A., as Agent and as syndication agent and arranger, are party to an Amended and Restated Revolving Credit Agreement dated as of September 27, 2002, as amended by a First Amendment to Amended and Restated Revolving Credit Agreement dated November 21, 2002, a Second Amendment to Amended and Restated Revolving Credit Agreement and Third Amendment to Security Agreement dated as of May 30, 2003, a Third Amendment to Amended and Restated Revolving Credit Agreement dated September 26, 2003 and a letter-form amendment dated August 25, 2004 (said Amended and Restated Revolving Credit Agreement, as so amended, herein called the “Credit Agreement”).  Terms defined in the Credit Agreement and not otherwise defined herein have the same respective meanings when used herein, and the provisions of Sections 1.2 and 1.3 of the Credit Agreement are incorporated herein by reference.

B.            The Borrower, the Lender and the Agent wish to amend the Credit Agreement to, among other things, extend the Commitment Termination Date and change the maximum Facility Amount.  Accordingly, the Borrower, the Lender and the Agent hereby agree as set forth below.

Section 1.  Amendments to Credit Agreement.  Effective as of the date hereof but subject to satisfaction of the conditions precedent set forth in Section 2, the Credit Agreement is hereby amended as set forth below.

(a)           Section 1.1 of the Credit Agreement is amended by deleting the definitions of “Fee Letter,” “Inventory,” “Operating Profit” and “Security Agreement.”

(b)           The definitions of “Advance Sublimit,” “Collateral,” “Commitment Termination Date,” “Credit Documents” and “Facility Amount” in Section 1.1 of the Credit Agreement are amended in full to read as follows:

“‘Advance Sublimit’ means, for each calendar month, zero.”

“‘Collateral’ means any collateral securing the Obligations from time to time.”

“‘Commitment Termination Date’ means November 29, 2006.”

“‘Credit Documents’ means this Agreement, any Notes outstanding from time to time, the Letter of Credit Documents and any other documents executed by the Borrower or any other Credit Party from time to time with respect to the subject matter of this Agreement.”

“‘Facility Amount’ means (a) for each August, September and October, $40,000,000 and (b) for each other calendar month, $12,000,000.”

(c)           Section 2.2 of the Credit Agreement is amended in full to read as follows:

“Section 2.2  Fees.

(a)           The Borrower will pay to the Agent, promptly upon demand thereby, for the account of the Lenders or the Issuing Bank, as applicable, the fees and charges specified in UBOC’s standard schedule of fees with respect to letters of credit; provided, however, that the fees specified in Schedule 1 shall be paid by the Borrower or waived by the Issuing Bank, as applicable, in lieu of the Borrower’s payment of the comparable fees specified in such standard schedule of fees.

(b)           The Borrower will pay to the Agent, for the account of the Lenders, from November 29, 2004 until the Commitment Termination Date, an unused-commitment fee at the rate of *****% per annum on the actual daily amount by which the Facility Amount exceeds the sum of the aggregate face amount of all Letters of Credit outstanding.  Such fee shall be payable quarterly in arrears on the 10th day of each January, April, July and October, commencing on January 10, 2005, with respect to the calendar quarter ended as of the last day of the preceding month in each case, and on the 10th day after the last Letter of Credit outstanding hereunder has expired.

(c)           The Borrower will pay to the Agent, for the account of the Lenders, an annual commitment fee of *****, payable on November 29, 2004 and on each anniversary thereof.”

(d)           Section 2.9(a) of the Credit Agreement is amended by deleting the word “Inventory” and substituting “inventory.”

***** Confidential portion omitted and filed separately with the Securities and Exchange Commission.

(e)           Section 5.5 of the Credit Agreement is amended in full to read as follows:

“Section 5.5  Financial Information.  The consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2004, and the related consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for the fiscal year then ended, certified by Deloitte & Touche LLP, independent public accountants, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of such date and the consolidated results of the operations of the Borrower and its Subsidiaries for the fiscal year ended on such date, all in accordance with GAAP applied on a consistent basis.  The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2004, and the related unaudited consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for the 6-month fiscal period ended on such date, certified by the Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of such date and the consolidated results of the operations of the Borrower and its Subsidiaries for the 6-month fiscal period ended on such date.  Since September 30, 2004 there has been no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries taken as a whole.  The Borrower and its Subsidiaries taken as a whole have no material contingent liabilities except as disclosed in such consolidated balance sheet or the notes thereto.”

(f)            Section 5.7 of the Credit Agreement is amended in full to read as follows:

“Section 5.7  Litigation.  Except for matters (the ‘Disclosed Matters’) disclosed in the Borrower’s reports filed with the Securities and Exchange Commission up to and including November 29, 2004, there is no action, suit, investigation, litigation or proceeding affecting the Borrower or any Subsidiary pending or, to the best knowledge of the Borrower, threatened before any Governmental Person, arbitrator or referee (a) that individually or in the aggregate could reasonably be expected to have a material and adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries taken as a whole or (b) that purports to affect the legality, validity or enforceability of this Agreement or any other Credit Document or the consummation of the transactions contemplated hereby or thereby.  Since November 29, 2004, there has been no change in the status of the Disclosed Matters that individually or in the aggregate has resulted in, or materially increased the likelihood of, a material and adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries taken as a whole.”

(g)           Section 6.1(a)(iii) of the Credit Agreement is amended in full to read as follows:

“(iii)        together with the information provided pursuant to Sections 6.1(a)(i) and (ii), in form and scope satisfactory to the Agent and commencing with the fiscal period ending on December 31, 2004, a “Software Development Schedule” in the form customarily delivered to UBOC before the date of this Agreement; and together with the information provided pursuant to Section 6.1(a)(ii), in form and scope satisfactory to the Agent, (A) a schedule showing the aging of the accounts receivable of the Borrower and its Subsidiaries for the relevant period, including details of any charges against reserves and of current reserves, and (B) a report concerning the inventory of the Borrower and its Subsidiaries for the relevant period, including details as to any write-downs or returns;.”

(h)           Clause (v) of the proviso contained in Section 6.2(g) of the Credit Agreement is amended in full to read as follows:

“(v)         the Borrower may repurchase its common stock from time to time on or after November 29, 2004 for an aggregate purchase price of up to $50,000,000.”

(i)            Section 6.2(j) of the Credit Agreement is amended in full to read as follows:

“(j)          Net Profit after Taxes.  The Borrower will not permit the consolidated net profit after taxes of it and its Subsidiaries for the four-quarter period ended as of the last day of any fiscal quarter of the Borrower, commencing with the quarter ending on December 31, 2004, to be less than $15,000,000, as determined by reference to the financial statements to be delivered pursuant to Sections 6.1(a)(i) and (ii).”

(j)            Section 7.1(c) of the Credit Agreement is amended by deleting the words “or in Section 4, 5, 8(a), 9(a) or 11 of the Security Agreement.”

(k)           Section 7.1 of the Credit Agreement is amended by adding the word “or” after the semicolon at the end of clause (f), deleting the word “or” at the end of clause (g) and deleting clause (h).

(l)            Section 9.12(b) of the Credit Agreement is amended by deleting the second sentence thereof.

(m)          Schedules 1 and 2 to the Credit Agreement are deleted and replaced by Schedules 1 and 2, respectively, attached hereto.

Section 2.  Conditions Precedent to Effectiveness.  This Amendment shall become effective as of the date first set forth above when the Agent has received all of the fees payable thereto pursuant to Section 2.2 of the Credit Agreement, as amended hereby, and all of the following documents, each dated the date hereof, in form and substance satisfactory to the Agent and in the number of originals requested by the Agent:

(a)           this Amendment, duly executed by the Borrower and the Lender;

(b)           the Agent’s form of Authorization to Obtain Credit, Grant Security, Guarantee or Subordinate, duly completed and executed by the officers of the Borrower specified therein;

(c)           a certificate of the Borrower, signed on behalf of the Borrower by the President or a Vice President (or another appropriate officer) thereof and the Secretary or an Assistant Secretary (or another appropriate officer) thereof, certifying as to the following:  (i) the absence of any amendments to the certificate of incorporation of the Borrower since the date of the certification with respect thereto referred to in Section 3(d); (ii) the correctness and completeness of the copy of the bylaws of the Borrower attached to such certificate and that such bylaws are in full force and effect; (iii) the due organization and good standing of the Borrower as a corporation organized under the laws of the State of Delaware and the absence of any proceeding for the dissolution or liquidation of the Borrower; (iv) the truthfulness in all material respects of the representations and warranties of the Borrower contained in the Credit Agreement, as amended hereby, as though made on and as of the date of this Amendment; and (v) the absence of any event occurring and continuing, or resulting from the effectiveness of this Amendment, that constitutes a Default with respect to the Borrower;

(d)           certificates of the appropriate Governmental Person of the State of Delaware, dated reasonably near the date of this Amendment, attaching the articles of incorporation of the Borrower and all amendments thereto and certifying that (i) such amendments are the only amendments to such articles of incorporation on file in such Governmental Person’s office, (ii) the Borrower is duly organized and in good standing under the laws of the State of Delaware and (iii) the Borrower has paid all franchise taxes to the date of such certificate;

(e)           good-standing and tax-status certificates for the Borrower from the appropriate Governmental Persons of the State of California; and

(f)            such other approvals, evidence and documents as the Lender through the Agent may reasonably request.

Section 3. Condition Subsequent to Effectiveness.  The continued effectiveness of this Amendment shall be subject to the Borrower’s delivery to the Agent, by December 31, 2004 and in form and substance satisfactory to the Agent, a copy of the resolutions of the Board of Directors of the Borrower approving this Amendment and the Credit Agreement, as amended hereby, certified by the Secretary, an Assistant Secretary or another appropriate officer of the Borrower to be correct and complete and in full force and effect.

Section 4.  Representations and Warranties of Borrower.  The Borrower represents and warrants to the Lender and the Agent as set forth below.

(a)           The execution, delivery and performance by the Borrower of this Amendment and the Credit Agreement, as amended hereby, and the consummation of the transactions contemplated hereby and thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action and do not (i) contravene the Borrower’s certificate of incorporation or bylaws, (ii) violate any Governmental Rule, (iii) conflict with or result in the breach of, or constitute a default under, any loan agreement, indenture, mortgage, deed of trust or lease, or any other contract or instrument, binding on or affecting the Borrower or any of its properties, the conflict, breach or default of which could reasonably be expected to have a material and adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any Subsidiary or on the ability of the Borrower to perform its obligations under any of the Credit Documents, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower.

(b)           No Governmental Action is required for the due execution, delivery or performance by the Borrower of this Amendment or the Credit Agreement, as amended hereby, or for the consummation of the transactions contemplated hereby or thereby.

(c)           This Amendment and the Credit Agreement, as amended hereby, have been duly executed and delivered by the Borrower.  The Credit Agreement, as amended hereby, is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability.

(d)           Except for matters (the “Disclosed Matters”) disclosed in the Borrower’s reports filed with the Securities and Exchange Commission up to and including the date hereof, there is no action, suit, investigation, litigation or proceeding affecting the Borrower or any Subsidiary pending or, to the best knowledge of the Borrower, threatened before any Governmental Person, arbitrator or referee (i) that could reasonably be expected to have a material and adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries taken as a whole or (ii) that purports to affect the legality, validity or enforceability of this Amendment or the Credit Agreement, as amended hereby, or the consummation of the transactions contemplated hereby or thereby.  As of the date hereof, there has been no change in the status of the Disclosed Matters that individually or in the aggregate has resulted in, or materially increased the likelihood of, a material and adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries taken as a whole.

(e)           The representations and warranties of the Borrower contained in the Credit Agreement, as amended hereby, are correct in all material respects on and as of the date of this Amendment, before and after giving effect to the same, as if made on and as of such date.  No event has occurred and is continuing, or would result from the effectiveness of this Amendment, that constitutes a Default.

Section 5.  Reference to and Effect on Credit Documents.

(a)           On and after the effective date of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or any other expression of like import referring to the Credit Agreement, and each reference in the other Credit Documents to “the Credit Agreement,” “thereunder,” “thereof,” “therein” or any other expression of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended by this Amendment.

(b)           Except as specifically amended above, the Credit Agreement and the other Credit Documents shall remain in full force and effect and are hereby ratified and confirmed.  Upon the effectiveness of this Amendment, the Security Agreement shall be terminated without any further action by any party, and the Borrower shall be authorized to file a UCC Financing Statement Amendment in each jurisdiction in which a UCC Financing Statement showing the Borrower as debtor and the Agent as secured party is on file, for the purpose of terminating such UCC Financing Statement.

(c)           Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Lender under any of the Credit Documents or constitute a waiver of any provision of any of the Credit Documents.

Section 6.  Costs and Expenses.  The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities hereunder and thereunder.

Section 7.  Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

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Section 8.  Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THE STATE OF CALIFORNIA.

The parties hereto have caused this Amendment to be executed by their respective duly authorized representatives as of the date first written above.

THQ INC.

By:
Edward K. Zinser
Executive Vice President &
Chief Financial Officer

UNION BANK OF CALIFORNIA, N.A.,
as Administrative Agent and Lender

By:
John C. Kase
Vice President &
Senior Credit Executive

S-1

SCHEDULE 1

FEES PAYABLE WITH RESPECT TO LETTERS OF CREDIT

All fees listed assume the use of GTS, the Web-based platform of Union Bank of California, N.A. (“UBOC”).  Any trade transaction initiated by means of facsimile will be payable in accordance with UBOC’s standard schedule of fees.

Import Commercial Letters of Credit

1.                                       Import commercial letter of credit (“L/C”) issuance fee (locked template) shall be *****, with a minimum fee of *****.

2.                                       Import commercial L/C amendment fee shall be *****, with a minimum fee of *****.

3.                                       Import commercial L/C payment fee (limited document checking) shall be *****, with a minimum fee of *****.

4.                                       Import payment fee (regular examination) shall be *****, with a minimum fee of *****.

5.             Domestic courier fee is *****.

6.             Domestic fax fee is *****.

Standby Letters of Credit

1.                                       Standby L/C issuance fee shall be ***** per annum, with a minimum fee of *****.

2.                                       Standby L/C amendment fee shall be ***** per annum, with a minimum fee of *****.

3.                                       Standby L/C amendment fee (narrative) shall be *****.

***** Confidential portion omitted and filed separately with the Securities and Exchange Commission.

SCHEDULE 2

SUBSIDIARIES

Subsidiary	Jurisdiction of Organization	Direct Owner	Percentage Ownership

Blue Tongue Entertainment Ltd.	Australia	THQ Inc.	100%

Minick Holding AG	Switzerland	THQ Wireless International Sarl	50%

Minick USA	Delaware	THQ Wireless Inc.	50%
		Minick Holding AG	50%

Pacific Coast Power & Light Company	California	THQ Inc.	100%

Rainbow Multimedia Group, Inc.	Arizona	THQ Inc.	100%

Relic Entertainment Inc.	Canada	THQ Canada Inc.	100%

THQ Asia Pacific Pty. Ltd.	Australia	THQ (Holdings)	100%

THQ Canada Inc.	Canada	THQ Inc.	100%

THQ Entertainment GmbH	Germany	THQ (Holdings)	100%

THQ France Sarl	France	THQ (Holdings)	100%

THQ (Holdings) Ltd.	England	THQ Inc.	100%

THQ International Operations Ltd.	England	THQ Inc.	100%

THQ/Jakks Pacific, LLC	Delaware	THQ Inc.	50%

THQ Korea Ltd.	Korea	THQ Inc.	100%

THQ Studio Australia Pty. Ltd.	Australia	THQ Inc.	100%

THQ (UK) Ltd.	England	THQ Inc.	100%

THQ Wireless Cayman Inc.	Cayman Islands	THQ Wireless International Sarl	100%

THQ Wireless Inc.	Delaware	THQ Inc.	100%

THQ Wireless International Sarl	Luxembourg	THQ Wireless Inc.	100%

THQ Wireless Singapore Pte Ltd	Singapore	THQ Wireless International Sarl	100%

Volition, Inc.	Delaware	THQ Inc.	100%

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